                                                                  EXHIBIT (a)(6)

                         ING GENERATION PORTFOLIOS, INC.

                              ARTICLES OF AMENDMENT

                                 OCTOBER 1, 2002

         ING GENERATION PORTFOLIOS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 (hereinafter referred to as the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation desires to, and does hereby, amend its charter (the "Charter") as currently in effect.

         First: The name of the Corporation is hereby changed from "ING Generation Portfolios, Inc." to "ING Strategic Allocation Portfolios, Inc." The name of each series is hereby changed to reflect the new name of the corporation, as indicated below:

Current Name                     New Name
------------                     --------
ING VP Ascent Portfolio          ING VP Strategic Allocation Growth Portfolio
ING VP Crossroads Portfolio      ING VP Strategic Allocation Balanced Portfolio
ING VP Legacy Portfolio          ING VP Strategic Allocation Income Portfolio

         IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its Executive Vice President and attested to by its Secretary on this 30th day of September, 2002.

                                      WITNESS:
                                      ING Strategic Allocation Portfolios, Inc., formerly known as ING Generation Portfolios, Inc

/s/ Kimberly A. Anderson              /s Michael J. Roland
-------------------------------       ----------------------
Name:  Kimberly A. Anderson           Name:  Michael J. Roland
Title: Secretary                      Title: Executive Vice President and
                                             Chief Financial Officer